MANAGEMENT FEE WAIVER AGREEMENT

JPMORGAN PUBLIC AND PRIVATE INCOME FUND

390 Madison Avenue

New York, New York 10172

June 16, 2026

J.P. Morgan Investment Management Inc.

270 Park Avenue

New York, New York 10178

Ladies and Gentlemen:

J.P. Morgan Investment Management Inc. (the “Adviser”) hereby agrees, that for a term ending one-year from the date of the commencement of operations (“Limitation Period”) of JPMorgan Public and Private Income Fund (the “Fund”), to reduce the annual rate of its Advisory Fee payable under the Investment Advisory and Management Agreement, dated June 16, 2026, between the Adviser and the Fund (the “Advisory Agreement”) from 0.57% to 0.25% (the “Fee Waiver”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Advisory Agreement.

This agreement (the “Agreement”) will be governed by, construed under and interpreted and enforced in accordance with the laws of the state of New York, without regard to principles of conflicts of laws of any jurisdiction to the contrary and the applicable provisions of the Investment Company Act of 1940, as amended (the “1940 Act”), if any. The parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts located in the State of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Any amendment to this Agreement shall be in writing signed by the parties hereto, and requires the approval of the Board of Trustees of the Fund (the “Board”), including a majority of the Trustees who are not “interested persons” (as defined in Section 2(a)(19) of the 1940 Act) of the Fund (the “Independent Trustees”). This Agreement may not be terminated by the Adviser prior to the expiration of the Limitation Period. This Agreement supersedes any prior agreement with respect to the subject matter hereof.

The Adviser may extend or otherwise amend the terms of this Agreement, subject to approval of the Board, including a majority of the Independent Trustees, after the initial term of this Agreement.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,

JPMORGAN PUBLIC AND PRIVATE INCOME FUND

By:	/s/ Timothy Clemens
Name:	Timothy Clemens
Title:	CFO/Treasurer

J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:	/s/ Shannon Gaines
Name:	Shannon Gaines
Title:	Executive Director

[Signature Page to Management Fee Waiver Agreement]